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                                                                  EXHIBIT (c)(3)


                                        December 22, 1997



Albertsons, Inc.
P.O. Box 20
Boise, Idaho 83726

Atten:  Mr. Gary G. Michael
        Chairman and Chief Executive Officer

Gentlemen:

         In connection with your consideration of a possible negotiated business combination or acquisition transaction (a "Transaction") with Buttrey Food and Drug Stores Company (together with its subsidiaries, the "Company") certain financial, operational and other information concerning the Company is being furnished to you. As a condition to your receipt of such information, you agree, as set forth below, to treat any information concerning the Company (irrespective of its source or form of communication) that may be furnished to you by or on behalf of the Company (collectively referred to as "Evaluation Material"), whether furnished before, on or after the date of this Confidentiality Agreement ("Confidentiality Agreement"), in accordance with the provisions hereof and you further agree to abide by the other provisions contained in this Confidentiality Agreement.

         The term Evaluation Material shall include any notes, analyses, compilations, studies or other documents or records prepared by you or others, which contain or reflect or are generated from information supplied by the Company or its representatives. The term Evaluation Material shall not include information which you can prove by documentary evidence (i) is now or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this Confidentiality Agreement, (ii) was available to you on a non-confidential basis from a source other than the Company or its representatives prior to receipt
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Albertsons, Inc.
December 22, 1997
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in accordance with this Confidentiality Agreement provided such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iii) becomes available to you on a non-confidential basis from sources other than the Company or its representatives, provided that such source is not known by you or your representatives to be prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

         You agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction involving the Company and will not be used by you in any way detrimental to the Company and that the Evaluation Material will be kept confidential by you; provided, however, that any of such information may be disclosed (i) initially, only to Mr. Michael, and key personnel in your finance and real estate departments and executive office as well as to your legal and other outside professional advisors involved in your acquisition review process, and (ii) after the Company's express written consent has been given, to your directors, other officers and employees, potential financing sources, professional service providers and advisors (collectively referred to as "representatives") who, in your reasonable judgment, need to know such information for the purpose described above, it being understood that prior to any disclosure of Evaluation Material under either clause (i) or (ii) of this sentence, each of your representatives shall be informed by you of the terms of this Confidentiality Agreement and of the confidential nature of the Evaluation Material. Each of your representatives shall agree to keep the Evaluation Material confidential and to use it only in connection with the purpose described above and in accordance with the other terms of this Confidentiality Agreement. You shall be responsible for any breach of this Confidentiality Agreement by you or any of your representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

         Without the prior written consent of the Company, you will not disclose and will direct your representatives not to disclose, to any person other than your representatives, the fact that the Evaluation Material has been made available to you, the fact that you or we are considering a Transaction, or any information with respect

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Albertsons, Inc.
December 22, 1997
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to the discussions or negotiations, including the status thereof; provided that you may, after consultation with us, make such disclosure to the extent (i) you have been advised by legal counsel that such disclosure is required by law or the requirements of any securities exchange on which your securities are traded and (ii) as provided in the next paragraph. The term "person" as used in this Confidentiality Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

         If you or any of your representatives are requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Evaluation Material, you will provide the Company with prompt notice in advance of such disclosure so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Confidentiality Agreement and you agree to cooperate with the Company in pursuing any such course of action. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Confidentiality Agreement, you will furnish only such information as you are advised is legally required and will cooperate with us in any efforts we may undertake to obtain assurance that confidential treatment will be accorded to any information which is compelled to be disclosed.

         If you decide that you do not wish to proceed with a Transaction, you will promptly inform the Company of your decision. In that event or if a Transaction with the Company is not completed, you and your representatives will upon the request of the Company at your election either (i) promptly deliver to the Company all Evaluation Material in or under your or your representatives' possession or control, without retaining any copy, extract or reproduction thereof, or (ii) promptly destroy all Evaluation Material in or under your or your representatives' possession or control, and such destruction shall be certified in writing to the Company by one of your officers supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your representatives will continue to be bound by the confidentiality and other obligations created hereby.

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Albertsons, Inc.
December 22, 1997
Page 4




         You acknowledge that you are aware, and agree that you will advise your representatives who are informed as to the matters which are the subject of this Confidentiality Agreement, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters which are the subject of this Confidentiality Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of material nonpublic information.

         You hereby further acknowledge that the Evaluation Material is being furnished to you in further consideration of your agreement that neither you, nor any person affiliated with you, will for a period of two years from the date hereof, directly or indirectly, alone or with others, (a) negotiate with or provide any information to any party with respect to, or make any statement or proposal to the Board of Directors of the Company, to any of its agents or to any stockholder of the Company with respect to, or make any public announcement or proposal or offer whatsoever (including, but not limited to any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek or offer to effect (i) any form of business combination or transaction involving the Company or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the Company's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof, (iii) any purchase of any securities or assets, or rights to acquire any securities or assets, of the Company, (iv) any proposal to seek representation on the Board of Directors of the Company or otherwise to seek to control or influence the management, Board of Directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this letter, or (vi) any proposal or other statement inconsistent with the terms of this letter, (b) instigate, encourage or assist any third party to do any of the foregoing, or (c) become a beneficial owner of any securities of the Company (other than through purchases by persons affiliated with you for investment in open market transactions not to exceed 1.0% of the Company's common stock), unless and until you have received the prior written invitation or approval of a majority of the Board of Directors of the Company to do any of the foregoing.

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Albertsons, Inc.
December 22, 1997
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         You agree that without the prior consent of the Company, neither you nor any of your representatives will contact any employee, supplier, customer or representative of the Company concerning the Evaluation Material, the Transaction or, except in the ordinary course of business, any aspect of the Company's business, prospects or finances, or any other matter related to any of the same. It is understood and agreed that J. Frederick Simmons of Freeman Spogli & Co. Incorporated shall arrange for appropriate contacts at the Company. It is also understood that all (a) communications regarding a possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures will be submitted or directed to Mr. Simmons.

         You agree further that without the Company's prior written consent, for a period of two years from the date hereof, you will not directly or indirectly solicit any management employee of the Company for employment and you will not initiate, participate in, include or contribute to any interference with the Company's employment relationship with any such person; provided, however, that nothing herein shall restrict or preclude your right to make generalized searches for employees by use of advertisements in the media (including without limitation trade media) or by engaging search firms which are not targeted or focused on employees of the Company and this paragraph shall not be deemed to prohibit your hiring of any employee of the Company who initially contacts you without prior contact by you or anyone acting on your behalf.

         You agree to limit to three the number of your representatives who may visit any of the Company's retail stores at any one time in the ordinary course of business. You further agree that no group of more than three of your representatives shall visit any of the Company's retail stores at any one time without the prior specific approval of Mr. Simmons. You acknowledge that the company could be irreparably harmed in the event that any of its retail store employees learned about the possibility of the Transaction, and you agree to use your best efforts to ensure that they do not become aware of it during any of the visits which your representatives may make during the ordinary course of the Company's business.

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Albertsons, Inc.
December 22, 1997
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         You understand that the Company does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Only those representations and warranties contained in the final definitive agreement covering the Transaction, when, as and if executed, and subject to such limitations as may be specified therein, will have any legal effect. You agree that unless and until a definitive agreement (expressly excluding any executed letter of intent or other preliminary written agreement and any written or oral acceptance of an offer or a bid) with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expression with respect to such a Transaction by either party or any of its respective agents except, in the case of this Confidentiality Agreement, for the matters specifically agreed to herein.

         You acknowledge and agree that (a) the Company reserves the right, in its sole discretion, to change the procedures relating to its consideration of a possible transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your representatives, and to terminate discussions and negotiations with you at any time and for any reason, and (b) unless and until a written definitive agreement concerning the Transaction has been executed, neither the Company nor any of its representatives will have any liability to you with respect to the Transaction or the evaluation and the bidding process and procedures, whether by virtue of this Confidentiality Agreement, any other written or oral expression with respect to the Transaction or otherwise.

         You acknowledge and agree that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or

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Albertsons, Inc.
December 22, 1997
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partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

         In the event of litigation relating to this Confidentiality Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

         This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State.

         This Confidentiality Agreement shall remain in effect for a period of three years from the date hereof and may be modified or waived only by a separate writing by the Company and you that expressly so modifies or waives this Confidentiality Agreement.

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Albertsons, Inc.
December 22, 1997
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         Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this Confidentiality Agreement shall become a binding agreement.

                                       Very truly yours,

                                       FREEMAN SPOGLI & CO. INCORPORATED

                                       For Buttrey Food and Drug Stores Company

                                       By: /s/ J. Frederick Simmons
                                               J. Frederick Simmons

Agreed to and Accepted:

ALBERTSONS, INC.

By: /s/ Gary G. Michael
    Gary G. Michael
    Chairman and CEO

Date: December 22, 1997